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The following prepared remarks were provided during Lyondell's second quarter 2007 earnings release teleconference.

Good morning and welcome to Lyondell’s second-quarter 2007 earnings call.

I’m joined today by Dan Smith, our Chairman, President and Chief Executive Officer; Morris Gelb, our Chief Operating Officer; and Kevin DeNicola, our Chief Financial Officer.

The agenda for today’s call will be as follows. Dan will make a few comments regarding the Basell transaction, I will review our second quarter, and Kevin will address financing activity.

After that, we will open the call up to your questions.  However, given the pending transaction, we will only address questions related to the ongoing business, and we will not be able to address transaction-related questions.  Establishing these ground rules enables us to hold our normal call and address the business-related questions.  We would ask that you respect our position and limit your questions accordingly.

Before we begin, I’d like for you to note that statements made in this teleconference relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties.  Actual results could differ materially from those forward-looking statements.  For more detailed information about the factors that could cause our actual results to differ materially, please refer to our earnings release issued this morning and please also refer to Lyondell's, Equistar’s and Millennium’s Annual Reports on Form 10-K for the year ended December 31, 2006, Quarterly Reports on Form 10-Q for the quarter ended March 31, 2007, Quarterly Reports on Form 10-Q for the quarter ended June 30, 2007 which will be filed with the SEC in August 2007 and Lyondell’s Current Report on Form 8-K filed on May 21, 2007.

In addition, as provided in our earnings release issued this morning, please note that Lyondell will file a proxy statement with the SEC in connection with the proposed merger.  Investors and security holders are urged to read that document, when it becomes available, because it will contain important information.  The earnings release also contains information regarding how you can obtain a free copy of that document and other documents that we file with the SEC.

Lyondell and its directors and officers may be deemed to be participants in the solicitation of proxies from Lyondell's stockholders with respect to the merger. Information about Lyondell's directors and executive officers and their ownership of Lyondell's common stock is available in prior SEC filings of Lyondell. Stockholders may obtain additional information regarding the interest of Lyondell and its directors and executive officers in the merger which may be different than those of Lyondell's stockholders generally by reading the proxy statement and other relevant documents regarding the merger when filed with the SEC.

I also would like to point out that a replay of the prepared comments from today’s call will be available from 1:30 PM Eastern time today until 6 PM Eastern Time on August 3.  The replay can be accessed by calling 866-513-9969 or 203-369-1996.  The access code at both numbers is 5549.  The replay can also be accessed beginning at 2:30 PM ET today at the investor relations page of our website at www.Lyondell.com/earnings.

Reconciliations of non-GAAP financial measures to GAAP financial measures, together with any other applicable disclosures, including the earnings release, are currently available on our website at www.lyondell.com/earnings.

And now, I’ll turn the call over to Dan.

Thank you Doug.

We know that you are probably most interested today in hearing about the merger of the company with Basell, which is owned by Access Industries.  For any of you who may not be aware, our board of directors unanimously endorsed a $48 per share offer, and we are currently preparing for a shareholder vote later this year.  We are working as quickly as possible and expect that, barring any issue, we will be in position to complete the sale during the next several months.

Clearly, we believe the offer represents excellent value for our shareholders and the ongoing business.  Basell and Lyondell complement each other well without having significant overlap that might create anti-trust concerns.  To this point, the waiting period in the U.S. under Hart-Scott-Rodino has expired.

Let me briefly address the fit as I see it.  First, both companies participate in basic materials and therefore possess similar manufacturing and marketing skills.  Second, Basell’s focus tends to be towards polymers; this position is complemented by Lyondell’s basic chemical and refining positions.  Additionally, I have often spoken to you about our future vision of growing both geographically and through the addition of other product groups.  Basell’s geographic diversity and polypropylene position fit this perfectly.  Most importantly, the fit also matches Access Industries’ vision, and they see the value of our assets and personnel.  As you can see, I am excited about Lyondell’s future together with Basell as part of Access Industries.

I know that many of our existing debt investors are trying to sort out what this means to them.  First, the transaction has fully committed financing.  I expect that details of longer term financing plans will come together over the coming months.  I want to remind all of our debt holders that we truly appreciate their support and commitment to Lyondell both during the difficult years of the early 2000s and the more recent years.  Our relationship with you has enabled us to build a strong company.

Now, let’s talk a little about the near-term operations.  The current plan is that the management team will stay in place for the foreseeable future and operate Lyondell.  As soon as legally practical, Lyondell management will work with Access Industries and Basell as plans are developed to integrate the businesses and operations. In the meantime, our people will maintain their focus on operational excellence.  I would remind all of our investors and other stakeholders that the vast majority of our staff has always been focused on the daily operation of our plants and business and for them very little will change.

I realize that these brief comments don’t address many of your detailed questions.  However, the legal requirements surrounding the transaction make it impossible to address some questions, and the answers to others are simply not known at this time.  We expect to be filing a proxy in a few weeks that should provide some additional answers.

Before we turn things back to our earnings review, I want to emphasize again how excited I am that Lyondell will become a part of a $30 plus billion company with the support of a committed owner who shares the vision that we have espoused for many years.

Now, I’ll turn the call back over to Doug for a discussion of our earnings.

Thanks Dan.

During the second quarter of 2007, Lyondell’s income from continuing operations was $271 million or $1.02 per share on a fully diluted basis.

The second-quarter 2007 earnings reflect strong refining and fuel margins coupled with ethylene segment price increases that were largely offset by increased raw material costs and some raw material cost pressures within the propylene oxide segment.

Regarding taxes, excluding any impact from the sale of the inorganic chemicals business, Lyondell’s 2007 book tax rate is estimated to be approximately 36 percent and the cash taxes are expected to be less than book taxes.

Now let’s turn our attention to our ethylene, co-products and derivatives segment.  As most of you know, the primary products of this segment are ethylene; ethylene co-products, including propylene, butadiene and benzene; and derivatives of ethylene, which include polyethylene, ethylene oxygenates and vinyl acetate monomer or VAM.

Second-quarter EBITDA was $194 million.  This compares to $177 million of EBITDA during the first quarter of 2007.  Margins experienced moderate recovery during the second quarter; however, for the most part, product price increases were offset by increased raw material costs as the typical olefins raw material cost increased by approximately 20 percent versus the first quarter.

Ethylene and ethylene derivative sales volumes increased by approximately 4 percent or 125 million pounds versus the first quarter. Sales of ethylene increased by approximately 20 million pounds while ethylene derivative sales volumes increased by 105 million pounds.

Versus the first quarter, ethylene and polyethylene prices averaged approximately 4 ½ and 5 cents per pound, respectively, greater than the first-quarter average prices, while ethylene glycol prices increased by approximately 1 ½ cents per pound versus the first quarter.

On the cost side, our average cost of ethylene production metric increased, averaging approximately 2 ½ cents per pound higher than the first quarter. The increase is primarily attributed to increased natural gas liquid raw material costs.  Heavy liquid raw material costs increased as well but these increases were largely offset by higher co-product prices.  Although our olefins raw material mix varied considerably during the quarter, on average approximately 55 percent of our ethylene was produced from natural gas liquids and 45 percent from heavy liquids.

Operations during the quarter were generally smooth with the exception of some downtime in the ethylene oxygenates operations.  These negatively impacted the quarter by approximately $10 million.

Acetyls results declined by approximately $15 million as lower methanol prices and increased costs more than offset strength in acetic acid and vinyl acetate monomer.

Thus far, third-quarter conditions are much the same as the second quarter, with high raw material costs tending to negate the impact of price increases.  Volumetrically, both domestic and export volumes have remained solid; hence, operating rates have remained in the mid 90s.  Specific to Lyondell, I would like to point out that we will begin a 50-day scheduled turnaround of our La Porte plant during late September.  The cash spending for the turnaround is currently estimated to be approximately $60 million.  Efforts are being made to minimize the impact on third- and fourth-quarter operating results.

Now, let’s turn our attention to the propylene oxide and related products segment. This segment includes propylene oxide, derivatives of propylene oxide, toluene diisocyanate, styrene, isobutylene and fuel products, which we define as MTBE and ETBE. During the second quarter of 2007, EBITDA for this segment was $195 million, which is a $108 million increase versus the first quarter.  The increase is partially attributed to the absence of a $62 million first-quarter charge related to the TDI business, while the balance is attributed to strong fuel margins partially offset by lower chemical product results.

In the fuel products area, higher margins and sales volumes led to a $105 million increase in quarterly results.  Raw material margins followed typical seasonal trends, increasing by approximately 40 cents per gallon versus the first quarter, while sales volumes were very strong.

Versus the first quarter, PO and PO derivative product results declined by approximately $45 million. These products experienced 9 percent lower sales volumes primarily due to lower deicer market sales and lower margins due to higher propylene raw material costs.  Additionally, as mentioned in our earnings release, the quarter was negatively impacted by $10 million related to commercial disputes.

Exclusive of the previously mentioned first-quarter charge, TDI results declined by approximately $10 million primarily due to scheduled maintenance.  In styrene, second-quarter results were relatively unchanged versus the first quarter.

Thus far, third-quarter business conditions for the chemical products are relatively unchanged versus the second quarter.  In general, there has been some margin improvement as price increases catch up with earlier raw material increases.  July fuel product margins have continued to be strong, as reported industry margins have averaged approximately 90 cents per gallon, moderately stronger than the second-quarter average. Although it will not be a third-quarter event, I would like to point out that during October we will begin a scheduled maintenance turnaround at one of the Bayport, Texas, PO plants.

Now let me turn your focus to the refining segment.  EBITDA for the refining segment was $451 million versus $133 million during the first quarter.  I would like to remind you that first-quarter results were negatively impacted by approximately $140 million related to scheduled maintenance activity while the second quarter was impacted by approximately $25 million due to approximately 10 days of fluid cat cracker downtime.

Second-quarter reported industry margins were very strong, and the Maya 2-1-1 spread increased by $9.50 per barrel from approximately $22 per barrel in the first quarter to approximately $31.50 per barrel in the second quarter.  In addition to the absence of turnaround impacts, Houston refinery margins increased by approximately $160 million or approximately $6.50 per barrel versus the first quarter.  Additionally, results improved by approximately $20 million versus first quarter as a result of strong aromatic and lube operations.

Looking forward towards the third quarter, the market continues to be strong. Thus far, the reported industry Maya 2-1-1 spread has averaged approximately $27 per barrel and the Maya-WTI spreads are approximately $10.50 per barrel and on the Nymex the September WTI 211 is approximately $11.25 per barrel. Our operations have been strong; however, I would like to point out that the third quarter is expected to be negatively impacted by approximately $25 million related to some scheduled catalyst changes at two desulfurization units.

The final area that I would like to mention is inorganic chemicals. This business was sold on May 15th, netting approximately $1.05 billion after taxes of approximately $90 million.  The area is accounted for as a discontinued operation.

That concludes the review of the businesses, so I’ll turn the call over to Kevin to discuss some financial factors.

Okay, thanks Doug.  Today, I’ll briefly review some second-quarter cash and debt items.

Through a combination of the sale of the inorganic chemicals business and operating cash flow, we generated significant cash that was devoted toward debt repayment.  In summary, at Millennium we repaid the Australian term loan and other financing facilities that were directly related to the inorganic chemicals operations.   We also repaid $373 million of other Millennium debt.  The balance of the after-tax sale proceeds were loaned to Equistar through a $500 million inter-company loan.  Equistar used this and other cash to repay $600 million of debt.  We also repaid $274 million of Lyondell debt and refinanced $500 million, which was repaid in July. In total, debt reduction equaled approximately $1.3 billion, and the $500 million was refinanced at 4 percent below the previous coupon rate.

Across our business lines, quarterly operating cash flows were somewhat mixed.  The refinery cash flow was very strong while Equistar was somewhat below expectations as higher selling prices caused working capital levels to increase.  We expect this situation to moderate during the third quarter, resulting in increased cash flow.

With that, we’ll turn this call over to Q and A.